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Christopher Taylor
Sr. Director, Investor Relations
781-398-2466
ctaylor@genomecorp.com
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Sarah Emond
Sr. Media Relations Specialist
781-398-2544
semond@genomecorp.com
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FOR IMMEDIATE RELEASE
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          GENOME THERAPEUTICS RETIRES $15 MILLION IN CONVERTIBLE NOTES

WALTHAM, MASS., JUNE 5, 2003 -- Genome Therapeutics Corp. (Nasdaq: GENE) has retired all $15 million of outstanding debt related to the sale of 6% convertible notes issued in March 2002.

In the transaction, the Company repaid to the two institutional holders of the notes $10 million of the outstanding principal amount of the notes, plus related accrued and unpaid interest. The remaining $5 million of the debt plus related accrued and unpaid interest was converted into an aggregate of 1,996,184 shares of the Company's common stock. The price for the conversion of the notes into equity reflects approximately a 10% discount to the average share price in the ten trading days prior to June 4, 2003. The Company also issued warrants, in exchange for the warrants issued in March 2002, to the two holders to purchase an aggregate of 486,646 shares of the Company's common stock at an exercise price of $3.71 per share, approximately a 30% premium to the average share price in the ten trading days prior to June 4, 2003.

The retirement of the outstanding convertible notes eliminates the Company's obligation to repay the $15 million principal amount of the notes by the original due date, December 31, 2004. For additional details on this transaction, please refer to the Company's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

ABOUT GENOME THERAPEUTICS
Genome Therapeutics is a biopharmaceutical company focused on the discovery and development of pharmaceutical and diagnostics products. The Company's lead product candidate, Ramoplanin, is in a Phase III clinical trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci
(VRE), and in a Phase II clinical trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). Genome Therapeutics' biopharmaceutical business includes seven major product discovery and development alliances with pharmaceutical companies including Amgen, AstraZeneca, bioMerieux, Schering-Plough and Wyeth.

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "intend," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward- looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

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